Exhibit 10.16

SUMMARY DESCRIPTION OF THE
2019 COMPANY MANAGEMENT INCENTIVE PROGRAM

I.	Introduction

The 2019 Company Management Incentive Program (CMIP) is designed to provide an incentive cash compensation opportunity to the CEO of W.W. Grainger, Inc. (Company) and the CEO's direct reports (individually, a participant, and collectively, the participants) based upon two key factors that drive improvements in shareholder value: Return on Invested Capital (ROIC) and Sales Growth.

II.	Objectives

The CMIP is designed to:

▪	Encourage decision-making focused on growing the business profitably and efficiently, thus leading to improvements in shareholder value;

▪	Influence participants to make decisions consistent with shareholders’ interests;

▪	Align participant actions with relevant Company objectives; and,

▪	Attract and retain the talent required to achieve the Company’s objectives.

III.	Eligibility

Eligibility for participation in the CMIP is limited to the Company's CEO and the CEO's direct reports. Criteria for selection as a participant are external market practice, impact of the role, and internal practice. Participation in the CMIP is subject to the eligibility provisions in Section B of the attached Terms and Conditions.

IV.	Performance Measures

Shareholder value will improve most dramatically if the Company can achieve these goals simultaneously:

1.	Produce a favorable rate of ROIC; and

2.	Grow the business rapidly.

Incentive cash compensation earned by participants under the 2019 Company MIP will be based on the Company's achievement of ROIC and Sales Growth targets, as follows:

% Payout = ROIC Component + Sales Growth Component The maximum award is capped at 200% of target.

ROIC Component

ROIC is defined as the Company's operating earnings divided by the Company's net working assets:

ROIC =    Operating Earnings
Net Working Assets

The ROIC component will range from 0% to 100% of a participant's total target incentive. Payouts will occur as follows:

Company ROIC Performance %	ROIC Payout (as a % of Target)
< 11.3%	0%
24.6%	25%
30.5% to 30.7%	50%
36.5%	75%
49.8%	100%
Amounts will be interpolated as necessary.

Sales Growth Component

Sales Growth is defined as the Company's year-over-year performance:

Sales Growth =	Total Daily Sales, Current Year	- 1
Total Daily Sales, Prior Year

The Sales Growth component is added to the ROIC results and will be determined as follows:

Company Sales Growth Performance %	Sales Growth Payout (as a % of Target)
< -13.3%	0%
0.0%	25%
6.3% to 7.7%	50%
12.5%	75%
25.8%	100%
Amounts will be interpolated as necessary.

The calculation of ROIC and Sales Growth will exclude the effect of any mergers, acquisitions or divestitures with a closing date or acquisition/divestiture date that occurs during the same fiscal year. In other words, the impact of any merger, acquisition, or divestiture on sales growth, operating earnings and net working assets will be excluded when calculating the Company's achievement of the performance measures.

The Compensation Committee of the Board (CCOB) retains discretion to modify the payout formula based on windfalls and shortfalls.

V.	Target Award

Also known as the target incentive, the target awards for each participant are stated as a percentage of the participant's Base Salary or a target value (expressed as fixed dollar amount). Target awards follow competitive market practice and internal considerations, and are determined in the sole discretion of the CCOB.

VI. Determination of Payment Amounts

The following process is used to determine the payment amount for each participant.

Step 1: Corporate Finance determines the performance results for the ROIC Component and the resultant performance to goal, and computes the appropriate percentage of Target Incentive earned.

Step 2: Corporate Finance determines the performance results for the Sales Growth Component and the resultant performance to goal, and computes the appropriate percentage of Target Incentive earned.

Step 3: Corporate Finance calculates the MIP Payout Amount.

Total % Payout = ROIC Component + Sales Growth Component

Step 4: Corporate Compensation calculates each participant's incentive award earned as follows:

Incentive Earned = Base Salary (as of December 31, 2019) x Target Incentive % x Total % Payout

Participants holding incentive-eligible jobs for part of the year will earn an adjusted award based on the eligibility provisions of the Terms and Conditions.

Step 5: The Compensation Committee of Management (CCOM) and the CCOB review and approve final incentive amounts for each participant.

Step 6: Corporate Compensation is responsible for setting communication standards for the final incentive amounts earned by each participant and the payment dates.

TERMS AND CONDITIONS OF THE
2019 COMPANY MANAGEMENT INCENTIVE PROGRAM (CMIP)

A.	Program Year

The CMIP covers the period from January 1, 2019 to December 31, 2019.

B.	Eligibility Provisions

Specific eligibility provisions are developed and reviewed annually. Eligibility provisions for Participants on active payroll are as follows:

1.	Full-Year Participation - Participants who were in incentive-eligible jobs for the full year will be eligible to receive a full award under the MIP, except as noted below.

2.
First-Year Participation (internal promotion or external hire) - Participants who are placed into an incentive eligible job on or before December 1 will be eligible to receive a pro-rata award based on the number of months in the eligible job. Participants placed in an eligible job after December 1 are not eligible to participate for that year.

3.
Changes in Target MIP Percentage - Participants whose target MIP percentage changes during the year due to promotion, demotion or reclassification of the current job will receive an award pro-rated based on the number of months at each MIP level.

4.	Transfer to Another Incentive Program - A Participant who changes jobs during the year such that the former and current jobs participate in different incentive programs will receive an award pro-rated based on the number of months in each eligible job.

5.
Transfer to a Non-Incentive Eligible Job - A Participant in an incentive-eligible job who transfers to a non-incentive-eligible job will receive a pro-rata award for the number of months in an eligible job. Payment will be made on the next incentive payment date.

Job Elimination or Downgrade - In the sole discretion of the CCOM, if a Participant’s job is eliminated for business reasons or is downgraded and the Participant's new job is non-incentive eligible, a pro-rata award for the current year will be made on the next incentive payment date, regardless of the effective date of the job elimination or downgrade. In the event the Participant does not continue Employment, any award for the current year will be made on the next incentive payment date. The salary used in the calculations will be the Participant’s base salary as of the Participant’s last day of Employment.

6.
Voluntary Resignation - If a Participant’s resignation date is before December 31, no award will be paid for the current year. Subject to paragraphs 8 and 10 below, if a Participant’s resignation date is after December 31 and the Participant was in an eligible job on December 1 of that year, the Participant will be deemed to have earned that year's payment, if any. The Participant will receive a pro-rata payment based on the number of months in an incentive-eligible job that year on the next incentive payment date.

7.
Death, Retirement or Long-term Disability - A pro-rata award will be made for the current year to the Participant or his/her estate on the next incentive payment date. The salary used in the calculations will be the base salary as of their last day worked.

8.
Pro-rata Calculation - Participation in CMIP will be calculated in whole months with the 14th calendar day of the month as the cutoff. For example, if a Participant is in the job on the 14th day of the month, they will get credit for the whole month, if they are in the job on the 15th, they will get credit beginning the next month (e.g., transfer into an eligible job on January 15th - February 14th will get 11/12th MIP for the year, transfer into an eligible job on January 14th or earlier will get 12/12th MIP).

9.
Eligible Employees must be in good standing, as determined in the sole discretion of the CCOM, to be eligible for participation in the CMIP. Good standing includes not currently being on a performance improvement program.

C.	Termination of Employment; Engaging in Misconduct; Excess Payments; Restatement of Inaccurate Financial Results; Indemnification

1.
If (a) the Participant’s Employment is terminated by the Employer for whatever reason (other than by reason of job elimination), (b) the Employer does not renew an employment contract with a Participant, or (c) the Participant Engaged in Misconduct, or is believed to have Engaged in Misconduct, all awards will be forfeited.

2.
If a Participant Engaged in Misconduct or is believed to have Engaged in Misconduct, the Company shall be entitled to recover from the Participant, and Participant shall re-pay any cash sum received pursuant to the CMIP, in whole or in part, for any period of time, as the Company deems appropriate under the circumstances. Further, if the Participant (or former Participant) receives any amount in excess of what the Participant (or former Participant) should have received under the terms of the CMIP for any reason (including, without limitation, by reason of a mistake in calculations or administrative error), all as determined by the CCOM in its discretion, then the Company shall have the right to cancel the award, require the repayment of any excess cash distribution acquired pursuant to, or received in connection with, the CMIP or take any other action it deems appropriate under the circumstances with respect to recouping the excess payment.

3.	The Company shall have the discretion to recover awards that were paid or settled to the Participant at a time when she or he was an employee in the following instances:

a.     If the payment or settlement of awards would have been lower had the achievement of applicable financial performance goals been calculated based on such restated financial results, if the Participant Engaged in Misconduct; and/or

b.    In the case of materially inaccurate financial results, whether or not they result in a restatement, and whether or not the Participant has Engaged in Misconduct; and/or

c.    For any reason (including, without limitation, by reason of a mistake in calculations or administrative error), all as determined by the CCOM in its discretion.

Except in circumstances where a Participant has Engaged in Misconduct, awards received or settled more than three years after the date of the initial filing with the U.S. Securities & Exchange Commission that contained the incorrect financial results shall not be subject to recovery under this Section C.3.

4.
The rights and obligations of each Participant under the terms and conditions of his/her Employment shall be unaffected by his/her participation in the CMIP or any right he/she may have with the Company to participate in the CMIP. A Participant who participates in the CMIP waives any and all rights to compensation or damages in consequence of the termination of his/her Employment for any reason insofar as those rights arise or may arise from his/her forfeiture of an award under the CMIP as a result of such termination or from the loss or diminution in value of rights or entitlements he/she may have under the CMIP. If necessary, a Participant’s terms of Employment shall be varied accordingly.

5.
The exercise of the Company of its rights under this Section C shall not constitute the recovery of liquidated damages, nor shall the exercise of such rights be deemed its exclusive remedies, but shall be in addition to all other rights available at law or in equity. The Participant expressly agrees to indemnify and hold the Company and the Participant’s Employer harmless from any loss, cost, damage, or expense (including attorneys' fees) that the Company or the Employer may incur as a result of the Participant’s actions or in the Company’s and/or the Employer’s efforts to recover such previously made payments or value pursuant to this Section C.

D.	Administration and Oversight of the CMIP

The governance of the CMIP is the responsibility of the CCOM subject to the review and approval of the CCOB. The CCOM shall have the sole and complete authority and discretion to interpret the CMIP, determine all questions relating to it, and to modify its provisions. All determinations, interpretations or other actions made or taken by the CCOM in connection with the CMIP shall be final and conclusive for all purposes and upon all persons.

The administration of the CMIP, including the calculation of payments, is the responsibility of the Company's Vice President, Controller, Treasurer and the Company's Vice President, Total Rewards.

E.	Payment

Payment under the CMIP will be made annually on or before March 15 for the prior year’s results unless country-specific regulations require otherwise. Payment will be made by the Employer in local currency or equivalent, less applicable withholding taxes and other amounts required to be withheld.

Notwithstanding anything herein to the contrary, payment of all or part of awards under this Program that are subject to or otherwise result in disallowance as deductions for employee remuneration under Section 162(m) of the Internal Revenue Code of 1986, as amended, shall be deferred as and to the extent provided by the Board of Directors or the CCOB.

F.	Right of Continued Employment

Participation in the CMIP is not a guarantee of continuing Employment or of continued participation in the CMIP in any subsequent year.

G.Amendment or Termination of CMIP
The CCOB may from time to time recommend to the CCOM that the Company amend, change or terminate the CMIP at any time and may approve any material amendments to the CMIP. The Company also reserves the right to amend these Terms and Conditions or the CMIP at any time and from time to time, with or without prior notice; provided, that no amendment shall, without the consent of the Participant, operate to affect adversely any payment.

H.	Definitions

Base Salary is defined as the locally relevant rate of pay used to determine a MIP award;

CCOB is the Compensation Committee of the Board, the body that has oversight responsibility for the CMIP;

CCOM is Compensation Committee of Management, the body that has authority to govern and administer the CMIP;

CMIP is the 2019 Company Management Incentive Program, as governed by these Terms and Conditions;

Company is W.W. Grainger, Inc.;

Eligible Employee is the Company’s CEO and each employee of the Company or its subsidiaries that directly reports to the Company’s CEO;

Employer is the Company or the local subsidiary of the Company that employs the Participant;

Employment is a Participant’s employment with the Employer in accordance with the terms and conditions of their employment contract, if any, in business units where applicable;

Engaged in Misconduct means a Participant:

(i)	has breached any contract or agreement with the Employer;

(ii)	has made any unauthorized disclosure of any of the trade secrets or confidential information of Employer;

(iii)	has committed an act of embezzlement, fraud or theft with respect to the property of Employer;

(iv)	has engaged in conduct which violates the company’s Business Conduct Guidelines, employee handbook, or any anti-corruption or bribery law (whether involving government officials or otherwise);

(v)	has deliberately disregarded the rules of the Employer in such a manner as to cause any loss, damage or injury to, or otherwise endanger the property, reputation or employees of the Employer;

(vi)	induced any employee, supplier, customer, agent or contractor of Employer or any other individual to take any action described in (i)-(v) above;

(vii)	intends to take any action described in (i)-(vi) above; or

(viii)	has taken any other action that the CCOM in its discretion determines to be detrimental;

Participant is each Eligible Employee who has been designated by the CCOB to participate in the CMIP;

Retirement is defined based on the payroll from which a Participant is paid. In the United States, the definition is the same as W.W. Grainger, Inc. Employees Profit Sharing Plan;

Target Award is the amount of the incentive before any performance criteria increase or decrease the award;

Termination Date is the date a Participant ceases Employment howsoever caused;

Terms and Conditions are these Terms and Conditions as amended from time to time .

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